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                                                         Registration No. ----

      As Filed with the Securities and Exchange Commission on August 3, 1998

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                     FORM N-8A

                NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                          OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Hartford Life Insurance Company
          ICMG Registered Variable Life Separate Account A

Address of Principal Business Office (No. & Street, City, State, Zip Code):

          200 Hopmeadow Street
          Simsbury, Connecticut 06089

Telephone Number (including area code): (860) 843-8847

Name and address of agent for service of process:

          Leslie T. Soler, Esq.
          P.O. Box 2999
          Hartford, Connecticut  06104-2999

Check Appropriate Box:

              Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

              YES [X]        NO [ ]

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                                 SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940 the Sponsor/Depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Simsbury and the State of Connecticut on the 3rd day of August, 1998.

                                  Hartford Life Insurance Company -
                                  ICMG Registered Variable Life Separate
                                    Account A
                                  (Registrant)

                                  By:  Hartford Life Insurance Company
                                       (Sponsor/Depositor)


                                  By: /s/ Lynda Godkin
                                      ----------------------
                                      Lynda Godkin
                                      Senior Vice President,
                                      General Counsel and
                                      Secretary